UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                              (Amendment No. 5)*


                             FISHER COMMUNICATIONS, INC.
                             ---------------------
                               (Name of Issuer)

                         Common Stock, par value $1.25
                         -----------------------------
                        (Title of Class of Securities)

                                  337756 20 9
                                  -----------
                                (CUSIP Number)

                                December 31, 2004
                         -----------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- -----------------------                                  ---------------------
CUSIP NO.  337756 20 9
-------------------------                                  ---------------------

--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITES ONLY)
      George D. Fisher

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2    N/A                                                       (a) [_]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          4,800

                   -----------------------------------------------------------
                          SHARED VOTING POWER
                     6
                          584,968


                   ------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                          4,800

                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          584,968



- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 9    589,768

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
       Approximately 6.8%  (1)

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

- ------------------------------------------------------------------------------
   (1) Based on 8,618,781 shares of common stock outstanding as of 10/26/04.

Item 1 (a):  NAME OF ISSUER

             FISHER COMMMUNICATIONS, INC.
--------------------------------------------------------------------------------
Item 1 (b):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                100 Fourth Avenue N., Suite 440
                Seattle, WA  98109

--------------------------------------------------------------------------------
Item 2 (a):  NAME OF PERSON FILING

                George D. Fisher

--------------------------------------------------------------------------------
Item 2 (b):  ADDRESS OF PRINCIPAL BUSINESS OFFICE

                23435 Marine View Drive
                P. O. Box 98549
                Des Moines, WA   98198

--------------------------------------------------------------------------------
Item 2 (c):  CITIZENSHIP

                United States

--------------------------------------------------------------------------------
Item 2 (d):  TITLE OF CLASS OF SECURITIES

                Common Stock, $1.25 par value

--------------------------------------------------------------------------------
Item 2 (e):  CUSIP NUMBER

                337756 20 9

--------------------------------------------------------------------------------
Item 3: If this statement is filed pursuant to Sections 240.13d-1(b), 240.13d-2(b) or (c), check whether the person filing is a:

                Not  applicable

--------------------------------------------------------------------------------
Item 4:    OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a)   Amount Beneficially Owned:

                     As of December 31, 2004, George D. Fisher was the record owner of 4,800 shares of Common Stock, the D.R. Fisher Trust UW of D.R. Fisher (the "Trust") was the record owner of 393,504 shares of Common Stock and D.R. Fisher Company ("Fisher Co.") was the record owner of 191,464 shares of Common Stock. George Fisher serves as one of the three trustees of the Trust and as President and a director of the Fisher Co.


               (b)   Percent of Class:

                     6.8%

               (c)   Number of Shares as to Which Such Person Has:

                    (i)  sole power to vote or direct the vote:

                          4,800

                    (ii) Shared power to vote or direct the vote:

                          584,968

                   (iii) Sole power to dispose or to direct the disposition of:

                          4,800

                  (iv)  Shared power to dispose or to direct the disposition of:
                          584,968
        George Fisher expressly disclaims beneficial ownership of the Trust and Fisher Co. shares, except for his proportionate pecuniary interest in such securities.

--------------------------------------------------------------------------------
Item 5:    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

               Not Applicable


--------------------------------------------------------------------------------
Item 6:    OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not Applicable

--------------------------------------------------------------------------------
Item 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

               Not Applicable

--------------------------------------------------------------------------------
Item 8:    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not Applicable

--------------------------------------------------------------------------------
Item 9:    NOTICE OF DISSOLUTION OF GROUP

               Not Applicable

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Item 10:   CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.



Dated February 8, 2005                  /s/ GEORGE D. FISHER
                                        ________________________
                                        Signature